Exhibit 99.1 Press release dated May 1, 2008.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FIRST QUARTER EARNINGS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) announced today that its first quarter 2008 net sales decreased 13.2% to $167.7 million as compared to net sales of $193.2 million for the first quarter of 2007. Net income decreased 51.7% to $8.4 million for the first quarter of 2008 as compared to net income of $17.3 million for the first quarter of 2007. Diluted net income per common share was $0.17 for the first quarter of 2008 as compared to $0.35 for the first quarter of 2007.

In the first quarter of 2008, sales declined throughout the United States, with the exception of the northeastern region of the country. California and the western states had the largest decrease in sales. Sales during the quarter in Canada increased significantly while sales in Europe, as a whole, were up slightly. Simpson Strong-Tie’s first quarter sales decreased 14.1% from the same quarter last year, while Simpson Dura-Vent’s sales decreased 1.4%. Simpson Strong-Tie’s sales to contractor distributors had the largest percentage rate decrease and sales to home centers and dealer distributors also decreased. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of the Swan Secure product line, acquired in July 2008, accounted for approximately 5% of Simpson Strong-Tie’s first quarter sales. Sales of Simpson Dura-Vent’s pellet vent, chimney and Direct-Vent products increased while sales of its gas vent product line decreased as a result of several factors, including the decline in new home construction.

Income from operations decreased 49.3% from $26.6 million in the first quarter of 2007 to $13.5 million in the first quarter of 2008. Gross margins decreased from 37.1% in the first quarter of 2007 to 33.6% in the first quarter of 2008. The decrease in gross margins was primarily due to a higher proportion of fixed overhead costs to total costs, resulting primarily from the lower sales volume. The steel market continues to be dynamic with a high degree of uncertainty. Since December 31, 2007, total inventories have increased 4.4%. In 2008, the Company is anticipating further increases in steel prices. If steel prices continue to increase and the Company is not able to increase its prices sufficiently, the Company’s margins could further deteriorate.

Research and development and engineering expenses decreased 3.0% from $5.3 million in the first quarter of 2007 to $5.1 million in the first quarter of 2008. This decrease was primarily due to a decrease in cash profit sharing of $0.4 million partially offset by an increase in other personnel costs of $0.2 million. Selling expenses increased 9.1% from $18.2 million in the first quarter of 2007 to $19.8 million in the first quarter of 2008. The increase was driven primarily by a $1.5 million increase in expenses associated with sales and marketing personnel. General and administrative expenses decreased 17.4% from $21.6 million in the first quarter of 2007 to $17.9 million in the first quarter of 2008. The major components of the decrease were decreases in cash profit sharing of $4.0 million, resulting from decreased operating profit, adjustments to the bad debt reserves of $1.0 million and lower professional service fees of $0.6 million. This decrease was partly offset by increases in personnel costs of $1.1 million and increased amortization of intangible assets of $0.6 million, both of which increased primarily as a result of the acquisition of Swan Secure Products, Inc. in July 2007. The effective tax rate was 42.8% in the first quarter of 2008, up from 38.1% in the first quarter of 2007. The increase in the effective tax rate was caused by many factors, including a decrease in tax-exempt interest income, losses in certain foreign operations where the Company did not record a tax benefit and the expiration of federal research and development tax credits in 2008.

In April 2008, the Company’s newly formed subsidiary, Simpson Strong-Tie Ireland Limited, purchased certain assets of Liebig International Ltd., an Irish company, Heinrich Liebig Stahldübelwerke GmbH, Liebig GmbH & Co. KG and Liebig International Verwaltungsgesellschaft mbH, all German companies, Liebig Bolts Limited, an English company, and Liebig International Inc., a U.S. Company (collectively “Liebig”). Liebig manufactures mechanical anchor products in Ireland and distributes them primarily throughout Europe through warehouses located in Germany and in the United Kingdom. The purchase price (subject to post-closing adjustments) was $18.3 million in cash. Also in April, the Company’s Board of Directors declared a cash dividend of $0.10 per share. The record date for the cash dividend is July 3, 2008, and it will be paid on July 24, 2008.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, May 2, 2008, at 6:00 am Pacific Time. To participate, callers may dial 800-896-8445. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three months ended March 31, 2008 and 2007 (unaudited), are as follows:

	Three Months
	Ended March 31,
(Amounts in thousands, except per share data)	2008	2007
Net sales	$167,656	$193,155
Cost of sales	111,398	121,533
Gross profit	56,258	71,622
Research and development and engineering expenses	5,103	5,260
Selling expenses	19,807	18,154
General and administrative expenses	17,874	21,638
Income from operations	13,474	26,570
Income (loss) in equity method investment, before tax	-	(33)
Interest income, net	1,128	1,374
Income before taxes	14,602	27,911
Provision for income taxes	6,250	10,621
Net income	$8,352	$17,290
Net income per share:
Basic	$0.17	$0.36
Diluted	0.17	0.35
Cash dividend declared per common share	$0.10	$0.10
Weighted average shares outstanding:
Basic	48,574	48,414
Diluted	48,931	48,886
Other data:
Depreciation, amortization	$7,420	$7,077
Pre-tax stock compensation expense	936	1,677

The Company’s financial position as of March 31, 2008 and 2007, and December 31, 2007 (unaudited), is as follows:

	March 31,		December 31,
(Amounts in thousands)	2008	2007	2007
Cash and short-term investments	$164,381	$149,310	$186,142
Trade accounts receivable, net	107,634	126,577	88,340
Inventories	227,855	208,797	218,342
Assets held for sale	9,677	-	9,677
Other current assets	20,061	19,045	20,376
Total current assets	529,608	503,729	522,877
Property, plant and equipment, net	195,319	206,442	198,117
Goodwill	57,845	44,617	57,418
Other noncurrent assets	40,655	21,568	39,267
Total assets	$823,427	$776,356	$817,679
Trade accounts payable	$34,745	$35,863	$27,226
Line of credit and current portion of long-term debt	3,390	2,691	1,029
Other current liabilities	43,188	62,599	56,084
Total current liabilities	81,323	101,153	84,339
Long-term debt	-	337	-
Other long-term liabilities	12,144	8,775	9,940
Stockholders’ equity	729,960	666,091	723,400
Total liabilities and stockholders’ equity	$823,427	$776,356	$817,679

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.